Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

April 14, 2022

Board of Directors

GOLFSUITES 1, INC.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated April 1, 2022, with respect to the balance sheets of GOLFSUITES 1, INC. as of December 31, 2021 and 2020 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar year periods then ended and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 14, 2022

The accompanying notes are an integral part of these financial statements.